UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2015

INDOOR HARVEST CORP.
(Exact name of registrant as specified in its charter)

Texas	333-194326	45-5577364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 East Freeway Suite A Houston, Texas	77020
(Address of Principal Executive Offices)	(Zip Code)

713-410-7903
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 1, 2015, the City of Pasadena, Texas, unanimously voted in favor of a Chapter 380 Economic Development Agreement with Indoor Harvest for the purpose of establishing an open source, vertical farm and education campus on the City’s north side.

The agreement relates to an INDOOR AGRICULTURAL FACILITY (VERTICAL FARM) to be utilized in research, testing and prototyping of hydroponic and aeroponic plant nutrient growing systems, and as a showroom of the various equipment/technology used in these environments. It will contain such growing areas as deemed appropriate to provide proof-of-concept for Indoor Harvest design and engineering, and education facilities, classrooms or other areas where training in vertical farm management may be accomplished.

The effective date of the transfer of the City facilities to the constructive use of Indoor Harvest or its assigns, and the binding of Indoor Harvest and the City to all terms of this agreement, will commence on the date Indoor Harvest certifies in writing that an adequate level of funding exists [$4.0 million or a lesser sum Indoor Harvest agrees to and the certification of such funding being sufficient to undertake the repurposing of the City buildings and to commence the operations envisioned by the agreement no later than April 15, 2016]. Unless and until such written certification is presented by Indoor Harvest to the City, this agreement is contemplative of future agreement only but is not binding on either party.

The entire duration of the agreement period when conditions and performance requirements are adequately met by both parties.

Under the agreement, Indoor Harvest agrees to

•	Manage all activities directly related to engineering and product design development and to be held liable for capital expenditures to produce designs, build, install, source crop genetics and establish and maintain system settings.

•	Pay ongoing costs for production from seed to packaging, Indoor Harvest equipment and resources, and building maintenance.

•	Coordinate harvesting, packaging suppliers and branded elements as required providing equitable distribution of available produce, crops, plants and like agricultural products shall be guided by the BUILD partnership’s policy goals, to be made in consideration of specific growing cycles, research priorities and unforeseen exigencies.

The City of Pasadena will provide both facilities named above for the sum of $10 per annum for a period not to exceed twenty (20) years to Indoor Harvest. As additional consideration for Indoor Harvest’s performance of its obligations under this Agreement, for a period of ten (10) years beginning January 1, 2017 and ending December 31, 2027, the City will rebate property taxes levied by the City and paid by Indoor Harvest on all personal property acquired and installed within said facilities each calendar year and any property taxes paid by Indoor Harvest on the increase in the value of the land associated therewith.

The foregoing is a summary of the material terms of the Agreement.  The entire Agreement is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning the Agreement.

Item 7.01 Regulation FD Disclosure.

We have filed as an exhibit an “Investor Deck” that we intend to use in connection with our planned Private Offering of Series A Convertible Preferred Stock as further described in prior filings and the press release filed as an exhibit hereto.

Item 8.01 Other Events.

On December 2, 2015 the Company issued a press release entitled “Indoor Harvest Corp Set to Design-Build World’s First Publicly-Owned, Open Source, Crowdfunded, Vertical Farm Research and Education Campus”  The release is filed as an exhibit to this Form 8-K.

Exhibits

10.1 Investor Deck

10.2 CLARA Agreement

99.1  Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

INDOOR HARVEST CORP.

Date: December 2, 2015	By:	/s/ Chad Sykes
Chad Sykes
Chief Executive Officer and Director